Exhibit 3.1

GENERATION INCOME PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

SERIES A REDEEMABLE PREFERRED STOCK

(Liquidation Preference $5.00 per Share)

Generation Income Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 4.03(a) of Article IV of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation, by resolutions duly adopted, classified 2,400,000 authorized but unissued shares of preferred stock, par value $0.01 per share, of the Corporation as shares of a series of preferred stock, designated as Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock which, upon any restatement of the Charter, shall become a part thereof, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Section 1. Number of Shares and Designation.

A series of preferred stock of the Corporation designated as the “Series A Redeemable Preferred Stock” is hereby established, and the number of shares constituting such series shall be 2,400,000.

Section 2. Definitions.

“Aggregate Share Ownership Limit” shall have the meaning set forth in Section 4.05(a) of Article IV of the Charter.

“Alternative Form Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Alternative Redemption Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Bylaws” shall have the meaning set forth in Section 9(b) hereof.

“Capital Gains Amount” shall have the meaning set forth in Section 3(g) hereof.

“Ceiling” shall have the meaning set forth in Section 5(b) hereof.

“Change of Control” shall have the meaning set forth in Section 6(b) hereof.

“Change of Control Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Change of Control Mandatory Redemption” shall have the meaning set forth in Section 6(b) hereof.

“Change of Control Redemption Date” shall have the meaning set forth in Section 8(a) hereof.

“Change of Control Share Redemption Consideration” shall have the meaning set forth in Section 8(a) hereof.

“Change of Control Share Redemption Right” shall have the meaning set forth in Section 8(a) hereof.

“Charter” shall have the meaning ascribed to it in the first paragraph of this Article First of these Articles Supplementary.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Corporation’s common stock, par value $0.01 per share.

“Common Stock Optional Redemption Consideration” shall have the meaning set forth in Section 5(b) hereof.

“Corporation” shall have the meaning ascribed to it in the first paragraph of these Articles Supplementary.

“Delisting Event” shall have the meaning set forth in Section 6(a) hereof.

“Delisting Event Mandatory Redemption” shall have the meaning set forth in Section 6(a) hereof.

“DTC” shall have the meaning set forth in Section 8(f) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Floor” shall have the meaning set forth in Section 5(b) hereof.

“Holder Optional Redemption Consideration” shall have the meaning set forth in Section 5(d) hereof.

“Holder Optional Redemption Right” shall have the meaning set forth in Section 5(d) hereof.

“Modiv” shall have the meaning set forth in Section 5(d) hereof.

“Nasdaq” shall mean the Nasdaq Stock Market or any successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Original Issue Date” shall mean the first date on which shares of Series A Preferred Stock are issued.

“Parity Preferred” shall mean all other classes and series of preferred stock of the Corporation ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable and with which such holders of Series A Preferred Stock are entitled to vote together as a single class.

“Purchase and Sale Agreement” means that certain Agreement of Purchase and Sale, dated as of August ___, 2023 between (i) Modiv Inc., a Maryland corporation, (ii) each entity identified as a Seller on Schedule A attached thereto, (iii) Generation Income Properties, L.P., a Delaware limited partnership, or its assigns, and (iv) the Corporation.

“Redemption Agent” shall have the meaning set forth in Section 8(d) hereof.

“REIT” shall have the meaning set forth in Article III of the Charter.

“Series A Dividend Period” shall mean the respective periods commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Series A Dividend Period (other than the initial Series A Dividend Period, which shall commence on the Original Issue Date and end on and include August 31, 2023, and other than the Series A Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 (and that is not a Series A Dividend Period of the type contemplated by Section 7(b)), which, solely with respect to the shares of Series A Preferred Stock being redeemed, shall end on and include the day immediately preceding the redemption date with respect to such shares of Series A Preferred Stock being redeemed).

“Series A Payment Date” shall mean, with respect to each Series A Dividend Period, the fifteenth (15th) day of the month following the end of each Series A Dividend Period, commencing on September 15, 2023.

“Series A Preferred Stock” shall have the meaning ascribed to it in the first paragraph of this Article First of these Articles Supplementary.

“Series A Record Date” shall mean the close of business on the last business day of the month preceding the applicable Series A Payment Date.

“Shares” shall have the meaning set forth in Section 4.01 of Article IV of the Charter.

“Stock Split” shall have the meaning set forth in Section 5(b) hereof.

“Total Distributions” shall have the meaning set forth in Section 3(g) hereof.

“Trading Day” shall mean (i) if the Common Stock is listed or admitted to trading on Nasdaq, a day on which Nasdaq is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on Nasdaq but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“VWAP” shall mean the volume-weighted average price per share of Common Stock on any Trading Day as displayed under the heading “Bloomberg VWAP” on the Bloomberg page (or its equivalent successor if Bloomberg ceases to publish such price or such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an independent financial advisor retained for such purpose by the Corporation). The VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Section 3. Dividends and other Distributions.

(a) Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series A Preferred Stock with respect to dividend rights, the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends in the following amounts:

(i)
$0.475 per share each year, which is equivalent to the rate of 9.5% of the $5.00 liquidation preference per share per annum, which dividends shall accrue and be cumulative from and including the Original Issue Date up to but not including the first anniversary of the Original Issue Date and shall be payable monthly in arrears on each Series A Payment Date, commencing on September 15, 2023, to all holders of record on the applicable Series A Record Date; and

(ii)
$0.60 per share each year, which is equivalent to the rate of 12.0% of the $5.00 liquidation preference per share per annum, which dividends shall accrue and be cumulative from and including the first anniversary of the Original Issue Date and shall be payable monthly in arrears on each Series A Payment Date, commencing on September 15, 2024, to all holders of record on the applicable Series A Record Date;

provided, however, that if any Series A Payment Date is not a Business Day, the dividend which would otherwise have been payable on such Series A Payment Date may be paid or set apart for payment on the next succeeding Business Day with the same force and effect as if paid or set apart on such Series A Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Series A Payment Date to such next succeeding Business Day. Holders of record of all shares of Series A Preferred Stock outstanding on the applicable Series A Record Date will be entitled to receive the full dividend paid on the applicable Series A Payment Date even if such shares were not issued and outstanding for the full applicable Series A Dividend Period.

The initial dividend payable on the Series A Preferred Stock will cover the period from and including the Original Issue Date through August 31, 2023, and will be paid on September 15, 2023. The amount of any dividend payable on the Series A Preferred Stock for each full Series A Dividend Period shall be computed by dividing $0.475 or $0.60, as applicable, by 12, regardless of the actual number of days in such full Series A Dividend Period. The amount of any dividend payable on the Series A Preferred Stock for any partial Series A Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Series A Record Date. Notwithstanding any provision to the contrary contained herein, the dividend payable on each share of Series A Preferred Stock outstanding on a Series A Record Date shall equal the dividend payable on each other share of Series A Preferred Stock that is outstanding on such Series A Record Date, and no holder of any share of Series A Preferred Stock shall be entitled to receive any dividends paid or payable on the Series A Preferred Stock with a Series A Record Date before the date such share of Series A Preferred Stock is issued.

(b) No dividends on the Series A Preferred Stock shall be authorized by the Board of Directors or paid or declared and set apart for payment by the Corporation at such time as the terms and conditions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue with respect to any Series A Dividend Periods whether or not dividends are authorized by the Board of Directors and declared by the Corporation, from the later of the first date on which the Series A Preferred Stock is issued and the most recent Series A Payment Date on which dividends have been paid. No interest or additional dividend shall be payable in respect of any accrued and unpaid dividend on the Series A Preferred Stock.

(d) Except as provided in Section 3(e) below, no dividends shall be declared and paid or set apart for payment and no other distribution of cash or other property may be declared and made,

directly or indirectly, on or with respect to shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking, with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, on parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up), nor shall any shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking, with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, on parity with or junior to the Series A Preferred Stock be redeemed (or any monies be paid to or made available for a sinking fund for the redemption of any such shares), purchased or otherwise acquired (except (i) by exchange for shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, (ii) for the acquisition of shares made pursuant to the provisions of Section 4.05(b)(ii) and Section 4.05(c)(v) of Article IV of the Charter and (iii) for the purchase or acquisition of equity securities of the Corporation ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and any other shares of any other class or series of equity securities ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up), unless full cumulative dividends on the Series A Preferred Stock for all past Series A Dividend Periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(e) When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any other class or series of equity securities ranking, with respect to dividend rights, on parity with the Series A Preferred Stock, all dividends (other than any acquisition of shares pursuant to the provisions of Section 4.05 of Article IV of the Charter or a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any such other class or series of equity securities ranking on parity with the Series A Preferred Stock with respect to dividend rights or rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up) declared upon the Series A Preferred Stock and any other class or series of equity securities ranking, with respect to dividend rights, on parity with the Series A Preferred Stock shall be allocated pro rata so that the amount declared per share of Series A Preferred Stock and such other equally ranked classes or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other equally ranked class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other classes or series of equity securities for prior Series A Dividend Periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(f) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued and unpaid dividend.

(g) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the Corporation’s earnings and profits (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Shares (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Stock for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of Shares outstanding.

Section 4. Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment of or provision for the Corporation’s debts and liabilities and any other class or series of equity securities of the Corporation ranking, with respect to rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Stock and before any distribution or payment shall be made to holders of Common Stock or any other class or series of equity securities of the Corporation ranking, with respect to rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $5.00 per share, plus an amount equal to any accrued and unpaid dividends to, but not including, the date of payment (whether or not declared). If, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the distributions payable upon liquidation, dissolution or winding-up of the affairs of the Corporation, on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of securities of the Corporation ranking, with respect to rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, on parity with the Series A Preferred Stock, the holders of Series A Preferred Stock and each such other class or series of securities ranking, with respect to rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, at least 20 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After the holders of Series A Preferred Stock have received the full amount of the liquidating distributions to which they are entitled, they will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other person, corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation (whether in connection with a Change of Control or otherwise), shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

In determining whether any distribution (other than upon voluntary or involuntary dissolution), by dividend, redemption or other acquisition of Shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A Preferred Stock will not be added to the Corporation’s total liabilities.

Section 5. Optional Redemption.

(a) The Series A Preferred Stock shall not be redeemable on or prior to March 15, 2024, except as provided in Section 4.05 of Article IV of the Charter or Section 5(b), Section 5(c) or Section 6 hereof.

(b) From the Original Issue Date through March 15, 2024, the Corporation, at its option, upon not fewer than 20 nor more than 60 days’ written notice as provided in Section 5(f) hereof, may redeem for cash the Series A Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price equal to $5.00 per share, plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) thereon, to, but not including, the date fixed for redemption, without interest. Additionally, subject to Section 5(h) and Modiv’s receipt of approval from its lenders to make a distribution of the Common Stock Optional Redemption Consideration (as defined below) to Modiv’s stockholders, from the Original Issue Date through March 15, 2024, the Corporation, at its option, upon not fewer than 20 nor more than 60 days’ written notice as provided in Section 5(f) hereof, may redeem the Series A Preferred Stock, in whole only and not in part, for a number of shares of Common Stock per share of Series A Preferred Stock to be redeemed equal to (i) $5.00, plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) on the Series A Preferred Stock, to, but not including, the date fixed for redemption, without interest, divided by (ii) the price per share of Common Stock as measured by the product of (A) the VWAP of the Common Stock for the 60 Trading Days immediately preceding the date such written notice is provided pursuant to this sentence, and (B) 110% (the “Common Stock Optional Redemption Consideration”). Notwithstanding the foregoing sentence, (i) if, and only if, all dividends accrued (whether or not authorized or declared) on the Series A Preferred Stock, to, but not including, the date fixed for redemption have been paid as of the date fixed for redemption, the maximum number of shares of Common Stock constituting the Common Stock Optional Redemption Consideration required to redeem the Series A Preferred Stock pursuant to this Section 5(b), shall not exceed 3,000,000 (the “Ceiling”) and (ii) the minimum number of shares of Common Stock constituting the Common Stock Optional Redemption Consideration required to redeem the Series A Preferred Stock pursuant to this Section 5(b) shall be no less than 2,200,000 (the “Floor”), as the Floor and the Ceiling may be adjusted as provided below; provided, however, that, for the avoidance of doubt, no Ceiling shall apply or be in effect unless all dividends accrued (whether or not authorized or declared) on the Series A Preferred Stock, to, but not including, the date fixed for redemption have been paid as of the date fixed for redemption; and provided further, that no Ceiling shall apply or be in effect if at any time after the Original Issue Date and prior to the date that the Common Stock Optional Redemption Consideration has been received by the holders of shares of the Series A Preferred Stock, the Corporation fails to pay a monthly dividend on the Common Stock or reduces, or announces its intent to reduce, the monthly dividend paid on shares of Common Stock to a rate lower than $0.039 per share per month, as such monthly dividend rate may be adjusted as a result of any Stock Split (as defined below), for the period commencing the month that includes the Original Issue Date and ending the month that includes the date that the Common Stock Optional Redemption Consideration has been received by the holders of shares of the Series A Preferred Stock.

The Floor and Ceiling are subject to pro rata adjustments for any stock splits (including those effected pursuant to a stock dividend), subdivisions, reclassifications or combinations (in each case, a “Stock Split”) with respect to the capital stock of the Corporation as follows: the adjusted Floor and Ceiling as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Floor or Ceiling, as applicable, in effect immediately prior to the Stock Split, multiplied by (ii) a fraction, the numerator of which is the number of shares of all classes or series of common stock of the Corporation outstanding after giving effect to the Stock Split, on a fully diluted basis, and the denominator of which is the number of shares of all classes or series of common stock of the Corporation outstanding immediately prior to such Stock Split, on a fully diluted basis.

(c) The Corporation may redeem all or a part of the Series A Preferred Stock in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary at any time and from time to time, whether before or after March 15, 2024, if the Board of Directors determines that such redemption is reasonably necessary for the Corporation to preserve the status of the Corporation as a qualified REIT. If the Corporation calls for redemption of any Series A Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $5.00 per share, plus (subject to Section 7(b) hereof) all dividends accrued and unpaid (whether or not authorized or declared) thereon to and including the date fixed for redemption, without interest.

(d) After March 15, 2024, the Corporation, at its option, upon not fewer than 20 nor more than 60 days’ written notice as provided in Section 5(f) hereof, may redeem for cash the Series A Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price equal to $5.00 per share, plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) thereon, to, but not including, the date fixed for redemption, without interest; provided, however, that if Modiv Inc., a Maryland corporation, or any of its affiliates (collectively, “Modiv”) holds any shares of Series A Preferred Stock as of the date fixed for redemption, Modiv, in its sole and absolute discretion, may allow the Corporation to redeem the Series A Preferred Stock after March 15, 2024 for shares of Common Stock instead of cash, provided that the terms and conditions of such redemption are acceptable to Modiv in its sole and absolute discretion (the “Holder Optional Redemption Right” and such to be determined consideration, the “Holder Optional Redemption Consideration”).

(e) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past Series A Dividend Periods, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for equity securities of the Corporation ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up); provided, however, that the foregoing shall not prevent the purchase of the Series A Preferred Stock or any other class or series of equity securities of the Corporation by the Corporation in accordance with the terms of Sections 5(b) or 5(c) hereof or Section 4.05 of Article IV of the Charter or the purchase or acquisition of the Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and the holders of all outstanding shares of any other class or series of preferred stock of the Corporation ranking on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up.

(f) Notice of redemption pursuant to this Section 5 shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not fewer than 20 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of such shares of Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for such redemption of any shares of Series A Preferred Stock except as to shares held by a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not such holder received the redemption notice. In addition to any information required by law or the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, each notice shall state (i) such redemption date; (ii) the redemption price, indicating the amount in cash and the Common Stock Optional Redemption Consideration to be received by such holder pursuant to Section 5(b) hereof, as applicable; (iii) the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder); (iv) the place or places where such shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents the Corporation reasonably requires in connection with such redemption; and (v) that dividends on the Series A Preferred Stock to be redeemed shall cease to accrue on such redemption date.

(g) If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 5(b), Section 5(c) or Section 5(d) hereof, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot, and if, as a result of such redemption, any holder of Series A Preferred Stock would own shares of Series A Preferred Stock in excess of the Aggregate Share Ownership Limit or in violation of any of the other restrictions on ownership and transfer of Shares set forth in Section 4.05 of Article IV of the Charter, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will violate the Aggregate Share

Ownership Limit or any other restrictions on ownership and transfer of Shares set forth in Section 4.05 of Article IV of the Charter subsequent to such redemption.

(h) Notwithstanding anything to the contrary in this Section 5, the Corporation will not be entitled to redeem the Series A Preferred Stock for the Common Stock Optional Redemption Consideration pursuant to Section 5(b) hereof, if there is not an effective registration statement at the time of redemption covering the distribution and/or resale of the Common Stock Optional Redemption Consideration by Modiv, which registration statement shall be maintained as required by the rules and regulations of the U.S. Securities and Exchange Commission in order for Modiv to effect such distribution and/or resale, as described in the registration statement, or if the Common Stock subject to the Common Stock Optional Redemption Consideration is not listed on Nasdaq. The Corporation shall comply with all Nasdaq rules in connection with any redemption of the Series A Preferred Stock for the Common Stock Optional Redemption Consideration pursuant to Section 5(b) hereof or the Holder Optional Redemption Consideration pursuant to Section 5(d) hereof, as applicable.

Section 6. Mandatory Redemption.

(a) During any period of time (whether before or after March 15, 2024) that the Common Stock is not listed on Nasdaq, but any shares of Series A Preferred Stock are outstanding (a “Delisting Event”), the Corporation shall, within 45 days of such Delisting Event, after sending written notice as provided in Section 6(c) hereof within 15 days of such Delisting Event, redeem for cash all of the outstanding shares of Series A Preferred Stock after the occurrence of the Delisting Event, for a redemption price of $5.00 per share, plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (a “Delisting Event Mandatory Redemption”).

(b) In addition, upon the occurrence of a Change of Control, the Corporation shall, upon written notice not fewer than 15 days prior to the anticipated closing date of the Change of Control as provided in Section 6(c) hereof, redeem all of the outstanding shares of Series A Preferred Stock (the “Change of Control Mandatory Redemption”) on the Change of Control Redemption Date (as defined below) for cash at $5.00 per share plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not declared), if any, on the Series A Preferred Stock to, but not including, the Change of Control Redemption Date. Notwithstanding the foregoing sentence, upon the occurrence of a Change of Control and in lieu of the redemption for cash provided in the foregoing sentence, each holder of Series A Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem such holder’s shares of Series A Preferred Stock for a number of shares of Common Stock or for the Alternative Redemption Consideration, as applicable, by following the procedures set forth in Section 8 hereof.

A “Change of Control” occurs when, after the Original Issue Date, the following has occurred and is continuing:

(i)
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, other than Modiv or any successor thereto (including pursuant to a redemption hereunder), of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions of shares of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

(ii)
any sale, exchange or other transfer (in one transaction or a series of related transactions) to any person of assets of the Corporation or its subsidiaries accounting for 50% or more of the Corporation’s consolidated revenues for the twelve months immediately prior to the announcement of such Change of Control.

(c) Notice of redemption pursuant to this Section 6 shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not fewer than 15 days prior to the anticipated closing date of the Change of Control, addressed to the holders of record of the Series A Preferred Stock at their respective addresses as they appear on the stock transfer records of the Corporation. Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for such redemption of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not such holder received such redemption notice. In addition to any information required by law or the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the total number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where such shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents the Corporation reasonably requires in connection with such redemption; (v) that the Series A Preferred Stock is being redeemed pursuant to the Delisting Event Mandatory Redemption or the Change of Control Mandatory Redemption, as applicable, in connection with the occurrence of a Delisting Event or a Change of Control, as applicable, and a brief description of the transaction or transactions constituting such Delisting Event or Change of Control, as applicable; (vi) that each holder of Series A Preferred Stock may, at its option, in lieu of or in addition to such redemption, require the Corporation to redeem some or all of such holder’s shares of Series A Preferred Stock for a number of shares of Common Stock by following the procedures set forth in Section 8 hereof, and (vii) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date.

Section 7. Additional Provisions Relating to Optional Redemption and Mandatory Redemption by the Corporation.

(a) If (i) notice of redemption of any shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any Series A Preferred Stock so called for redemption or a number of shares of Common Stock equal to the aggregate Common Stock Optional Redemption Consideration or the Holder Optional Redemption Consideration, if applicable, has been duly authorized and reserved by the Board of Directors, as applicable, and (iii) irrevocable instructions have been given to pay the redemption price of $5.00 per share, plus (subject to Section 7(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not declared) to, but not including, the applicable redemption date, or irrevocable instructions have been given to the Corporation’s transfer agent to issue the aggregate Common Stock Optional Redemption Consideration or the Holder Optional Redemption Consideration, as applicable, then from and after such redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be outstanding, such shares of Series A Preferred Stock shall not be transferred except with the consent of the Corporation and all other rights of the holders of such shares will terminate, except the right to receive the redemption price of $5.00 per share, plus (subject to Section 7(b) hereof) an amount equal to any dividends accrued and unpaid (whether or not declared) payable upon such redemption, without interest, or the Common Stock Optional Redemption Consideration or the Holder Optional Redemption Consideration, as applicable.

(b) If a redemption date falls after a Series A Record Date and on or prior to the corresponding Series A Payment Date, each holder of shares of Series A Preferred Stock on the Series A Record Date shall be entitled to the dividend payable on such shares on the corresponding Series A Payment Date, notwithstanding such redemption of such shares on or prior to the Series A Payment Date, but no additional amount for accrued and unpaid dividends, if any, to, but not including the redemption date, will be included in the redemption price for each share of Series A Preferred Stock to be redeemed.

(c) For purposes of clause (a)(ii) above, if the shares of Series A Preferred Stock are to be redeemed for cash and not the Common Stock Optional Redemption Consideration or the Holder Optional Redemption Consideration, funds shall be deposited in trust with a bank or trust corporation and such deposit shall be irrevocable except that any balance of monies so deposited by the Corporation and unclaimed by the holders of Series A Preferred Stock entitled thereto at the expiration of one year from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(d) No fractional shares of Common Stock shall be issued upon the redemption of the Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of the fractional shares based on the Common Stock Optional Redemption Consideration or the Holder Optional Redemption Consideration, as applicable.

Section 8. Holder Change of Control Share Redemption Right.

(a) Subject to Section 8(j) and the paragraph immediately below, and in addition to the Holder Optional Redemption Right, upon the occurrence of a Change of Control in which shares of Common Stock are not converted into cash, securities or other property or assets, and in lieu of the redemption for cash provided in the first sentence of Section 6(b) hereof, each holder of shares of Series A Preferred Stock shall have the right to require the Corporation to redeem some or all of such shares of Series A Preferred Stock held by such holder (the “Change of Control Share

Redemption Right”) on the Change of Control Redemption Date for a number of shares of Common Stock per share of Series A Preferred Stock to be redeemed (the “Change of Control Share Redemption Consideration”), which is equal to (i) the sum of $5.00 plus an amount equal to all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the Change of Control Redemption Date (unless such Change of Control Redemption Date is after a Series A Record Date and prior to the corresponding Series A Payment Date, in which case no additional amount for accrued and unpaid dividends that have been declared and are to be paid on the Series A Payment Date will be included in such sum), divided by (ii) the price per share of Common Stock as measured by the VWAP of the Common Stock for the 60 Trading Days immediately preceding the date of the announcement of such Change of Control.

Notwithstanding the foregoing, in the case of a Change of Control pursuant to or in connection with which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock may, in lieu of the redemption for cash provided in the first sentence of Section 6(b) hereof, exercise the Change of Control Share Redemption Right to receive upon redemption of such shares of Series A Preferred Stock pursuant to this Section 8 (subject to the next-following paragraph) the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of Common Stock equal to the Change of Control Share Redemption Consideration immediately prior to the effective time of the Change of Control (the “Alternative Redemption Consideration” and, together with the Change of Control Share Redemption Consideration, the “Change of Control Consideration”).

In the case of a Change of Control pursuant to or in connection with which shares of Common Stock shall be converted into Alternative Form Consideration and holders of Series A Preferred Stock have elected to exercise the Change of Control Share Redemption Right, in the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control, the Alternative Redemption Consideration that holders of Series A Preferred Stock shall receive upon exercise of the Change of Control Share Redemption Right shall be the form of consideration elected by the holders of a plurality of the shares of Common Stock held by stockholders who participate in the election and shall be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control.

The “Change of Control Redemption Date” with respect to any Change of Control shall be a Business Day fixed by the Board of Directors that is not fewer than 5 days and not more than 20 days after the closing date of the Change of Control.

(b) No fractional shares of Common Stock shall be issued upon the redemption of the Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of the fractional shares based on the Change of Control Share Redemption Consideration.

(c) If a Change of Control Redemption Date falls after a Series A Record Date and on or prior to the corresponding Series A Payment Date, each holder of shares of Series A Preferred

Stock at the close of business on the Series A Record Date shall be entitled to the dividend payable on such shares on the corresponding Series A Payment Date, notwithstanding the redemption of such shares on or prior to the Series A Payment Date, but no additional amount for accrued and unpaid dividends, if any, to, but not including the Change of Control Redemption Date, will be included in the determination of the Change of Control Share Redemption Consideration for the shares of Series A Preferred Stock to be redeemed.

(d) At least 15 days prior to the anticipated closing date of the Change of Control, a notice of the anticipated Change of Control describing the resulting Change of Control Share Redemption Right shall be delivered to the holders of record of the outstanding shares of Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. No failure to give the notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any share of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the anticipated closing date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Share Redemption Right, which shall be no less than 20 days following delivery of such notice; (iv) the method and period for calculating the Change of Control Share Redemption Consideration; (v) the Change of Control Redemption Date; (vi) that any shares of Series A Preferred Stock not redeemed pursuant to the Change of Control Share Redemption Right shall be redeemed for cash by the Corporation on the Change of Control Redemption Date pursuant to Section 6(b) hereof; (vii) if applicable, the type and amount of Alternative Redemption Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the redemption agent (the “Redemption Agent”); and (ix) the reasonable procedures that holders of Series A Preferred Stock must follow to exercise the Change of Control Share Redemption Right.

(e) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, another news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in the notice, and post the notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following the closing date of the Change of Control.

(f) In order to exercise the Change of Control Share Redemption Right, a holder of record of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Redemption Date, the certificates, if any, representing any certificated shares of Series A Preferred Stock to be redeemed, duly endorsed for transfer, together with a completed written redemption notice and any other documents the Corporation reasonably requires in connection with the redemption, to the Redemption Agent. Such notice shall state: (i) the relevant Change of Control Redemption Date; and (ii) the number of shares of Series A Preferred Stock to be redeemed. Notwithstanding the foregoing, if such shares of Series A Preferred Stock are held in global form, such notice shall instead comply with applicable procedures of The Depository Trust Company (“DTC”).

(g) Holders of the Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Share Redemption Right (in whole or in part) by a written notice of withdrawal delivered to the Redemption Agent prior to the close of business on the Business Day prior to the Change of Control Redemption Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been tendered for redemption and withdrawn, the certificate numbers of the withdrawn certificated shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the redemption notice. Notwithstanding the foregoing, if such shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall instead comply with applicable procedures of DTC.

(h) Shares of Series A Preferred Stock as to which the Change of Control Share Redemption Right has been properly exercised and for which the redemption notice has not been properly withdrawn shall be redeemed for the applicable Change of Control Share Redemption Consideration on the applicable Change of Control Redemption Date.

(i) The Corporation shall deliver the applicable Change of Control Consideration on the Change of Control Redemption Date.

(j) Notwithstanding anything to the contrary in this Section 8, no holder of Series A Preferred Stock will be entitled to exercise a Change of Control Share Redemption Right or otherwise require the Corporation to redeem any shares of Series A Preferred Stock for shares of Common Stock to the extent that receipt of shares of Common Stock upon the redemption of such shares of Series A Preferred Stock in accordance with this Section 8 would cause such person or any other person to violate Section 4.05 of Article IV of the Charter.

(k) In connection with the exercise of any Change of Control Share Redemption Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any redemption of shares of Series A Preferred Stock for Change of Control Consideration.

Section 9. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights except as set forth in this Section 9.

(b) So long as any shares of Series A Preferred Stock are outstanding, the approval of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and any equally-affected class or series of Parity Preferred with which holders of Series A Preferred Stock are entitled to vote together as a single class, voting together as a single class, shall be required to (i) authorize any amendment, alteration, repeal or other change to any provision of the Charter or the bylaws of the Corporation (the “Bylaws”), including the terms of the Series A Preferred Stock (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or otherwise), that would adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock provided for herein or (ii) authorize the creation, issuance or increase in the authorized number of shares of any class or series of stock ranking senior to or on parity with the Series A Preferred Stock (or any securities convertible into or exchangeable for any such shares) with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up.

(c) The following actions shall not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock: any increase or decrease in the number of authorized Shares of any class or series, any increase in the number of authorized shares of Series A Preferred Stock or the classification or reclassification of any unissued Shares, or the creation or issuance of equity securities, of any class or series ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, provided that such action does not decrease the number of authorized shares of Common Stock below the number (after giving effect to all other outstanding shares capital stock) necessary to permit the Series A Preferred Stock to be redeemed in full in accordance with the terms hereof.

(d) Notwithstanding the foregoing, holders of any Parity Preferred shall not be entitled to vote together as a single class with holders of Series A Preferred Stock on any amendment, alteration, repeal or other change to any provision of the Charter or Bylaws, including the terms of the Series A Preferred Stock, unless such action affects holders of Series A Preferred Stock and such Parity Preferred equally. On any matter in which the Series A Preferred Stock may vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote, except that, in class votes, or in determining the percentage of outstanding shares, when voting together as a single class, with shares of one or more class or series of Parity Preferred, shares of different classes and series shall vote, or such determination shall be made, in proportion to the liquidation preference of such shares. The holders of Series A Preferred Stock shall have the exclusive voting rights on any Charter or Bylaw amendment that would alter the contract rights, as expressly set forth in the Charter or Bylaws, of only the Series A Preferred Stock.

(e) The foregoing voting provisions of this Section 9 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption in cash upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption, in each case, in accordance with the provisions hereof.

Section 10. Information Rights.

During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of independently audited annual financial statements conforming to the requirements for financial statements to be included in an annual report on Form 10-K and independently reviewed quarterly financial statements conforming to the requirements for financial statements to be included in a quarterly report on Form 10-Q within 15 days after the respective dates by which the Corporation would have been required to file these financial statements with the Securities and Exchange Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Section 11. Conversion.

The Series A Preferred Stock shall not be convertible into any other property or securities of the Corporation or any other entity, except as otherwise set forth herein or in Article IV of the Charter.

Section 12. Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Series A Preferred Stock shall rank (i) senior to the Common Stock and to all other equity securities issued by the Corporation, the terms of which expressly provide that such securities rank junior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up; (ii) on parity with all equity securities issued by the Corporation, the terms of which expressly provide that such securities rank on parity with the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up; and (iii) junior to all equity securities issued by the Corporation, the terms of which expressly provide that such securities rank senior to the Series A Preferred Stock with respect to dividend rights and rights upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding-up. All the Series A Preferred Stock shall rank equally with one another and shall be identical in all respects.

Section 13. Restrictions on Transfer and Ownership of Stock of the Series A Preferred Stock.

The Series A Preferred Stock, including any transfer thereof, is subject to the terms and conditions (including any applicable exceptions and exemptions) of Article IV of the Charter.

Section 14. Status of Acquired Shares of Series A Preferred Stock.

All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued preferred stock, and may thereafter be classified, reclassified or issued as any series or class of preferred stock.

Section 15. Record Holders.

The Corporation may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary. Except as may be otherwise provided by the Board of Directors (and except in connection with a global certificate held by a securities depositary), holders of Series A Preferred Stock are not entitled to certificates representing the Series A Preferred Stock held by them.

Section 16. Sinking Fund.

The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 17. Physical Certificate Request.

Shares of Series A Preferred Stock shall be eligible for the Direct Registration System service offered by DTC and may be represented in the form of uncertificated (upon the provision of evidence of the recording of such shares to the holders thereof or certification by an officer of the Corporation that irrevocable instructions have been delivered to the Corporation’s transfer agent to issue the Series A Preferred Stock) or certificated shares, provided, however, that any holder of certificated shares of Series A Preferred Stock and, upon request, every holder of uncertificated shares of Series A Preferred Stock, shall be entitled to have a certificate for shares of Series A Preferred Stock signed by, or in the name of, the Corporation certifying the number of shares owned by such holder.

Section 18. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 19. Severability of Provisions.

If any preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter, including the terms of the Series A Preferred Stock, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter (including the terms of the Series A Preferred Stock) which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

SECOND: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this 10th day of August, 2023.

ATTEST:		GENERATION INCOME PROPERTIES, INC.
By:	/s/ ALLISON DAVIES	By:	/s/ DAVID SOBELMAN
Name:	Allison Davies	Name:	David Sobelman
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer